Exhibit 10.10

December 8, 2016

Dr. Robert Langer

Dear Bob,

We thank you for your consideration of a position as a member of the Board of Directors (Board) of AbPro Corporation (Company). As we have discussed, the Company is pleased to offer you a position as a member of its Board for an initial three-year term, effective as of the date of the next regularly scheduled Board meeting to be held after your acceptance of this offer.

Our Board meetings are generally held on site at the Company’s offices on a quarterly basis and we hope that your schedule will permit you to attend all of the meetings. In addition, there may be special meetings as well as telephone conference calls to address special projects that arise from time to time. The Board plans to delegate certain duties to committees established by the Board, and you may be asked to participate on one or more such committees.

As compensation for your services as a director of the Company, you will be granted a restricted stock award/non-qualified stock options (can discuss which option you would like to pursue) for 15,000 shares of the Company’s Common Stock, structured as Restricted Stock. As set forth below, the shares will be subject to forfeiture and repurchase by the Company at cost during the three year term of Board service. If you do not continue to serve as a director during the initial 12 month period once you are appointed to the Board, the Company may repurchase all of the shares awarded to you. If you do not continue to serve as a director during the period on and after the one-year anniversary of your appointment to the Board and prior to the two-year anniversary of your appointment to the Board, the Company may repurchase two-thirds of the shares awarded to you. Finally, if you do not continue to serve as a director during the period on and after the two-year anniversary of your appointment to the Board and prior to the three-year anniversary of your appointment to the Board, the Company may repurchase one-third of the shares awarded to you. to the extent that the Company imposes any restrictions with respect to the shares held by officers and directors of the Company, your shares will be subject to such restrictions.

As additional compensation for your services as a director of the Company, the Company will provide you with cash compensation in the amount of $75,000 per year on the effective date of this agreement, increasing to $100,000 per year at the close of the upcoming Series D round, and $150,000 per year at the close of either of the Series E or IPO.

The Company will al so reimburse all reasonable expenses you may incur in connection with your services to the Company, including reimbursement for travel to Board meetings. All expense reimbursements must be in accordance with established Company policies.

Nothing in this offer or in any restricted stock award agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate and original letter and returning the duplicate to me.

Bob, we are looking forward to you joining the Company’s Board of Directors. We believe you will make a significant contribution to the Company and will help us to navigate our way through the future direction of the Company.

Sincerely,

Abpro Corporation

/s/ Ian Chan

Ian Chan
Chairman, Chief Executive Officer on behalf of the Abpro Board of Directors

Accepted and agreed to this 13 day of December, 2016

/s/ Robert Langer

Robert Langer